QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.5

PURCHASE AND SALE AGREEMENT

between

KENNEDY OIL

and

PINNACLE GAS RESOURCES, INC.

i

ARTICLE V ADDITIONAL AGREEMENTS		9
5.1	Confidentiality	9
5.2	Conduct of Business	9
5.3	Further Assurances	9
5.4	Approvals	10
5.5	No Public Announcement	10
5.6	Governmental Bonds	10
5.7	Use of Company Name	10
ARTICLE VI BUYER'S CONDITIONS		10
6.1	Representations, Warranties and Covenants	11
6.2	Closing Delivery	11
6.3	Governmental Approvals	11
6.4	No Injunction or Restraint	11
6.5	Title Defects, Environmental Defects	11
6.6	Operating Agreement	11
ARTICLE VII SELLER'S CONDITIONS		12
7.1	Representations, Warranties and Covenants	12
7.2	Closing Delivery	12
7.3	Governmental Approvals	12
7.4	No Injunction or Restraint	12
7.5	Governmental Bonds	12
7.6	Operating Agreement	12
ARTICLE VIII TITLE MATTERS AND CASUALTIES		12
8.1	Title	12
8.2	Notice of Title Defects; Defect Adjustments	12
ARTICLE IX ENVIRONMENTAL MATTERS		16
9.1	Environmental Defects	16
ARTICLE X ASSUMPTION; INDEMNIFICATION		18
10.1	Assumption by Buyer	18
10.2	Indemnification of the Buyer Indemnified Parties	18
10.3	Indemnification of the Seller Indemnified Parties	18
10.4	Casing Indemnity	19
10.5	Limitation as to Time	19
10.6	Sole and Exclusive Remedy	19
10.7	Third Party Claims	19
10.8	Direct Claims	21
10.9	Deductible and Liability Cap	21
10.10	Waiver of Certain Damages	21
10.11	Express Negligence	21
ARTICLE XI SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS		22
11.1	Survival of Representations and Warranties	22
11.2	Survival of Covenants	22
ARTICLE XII TERMINATION		22
12.1	Termination	22
12.2	Liability Upon Termination	22

ii

ARTICLE XIII DEFINITIONS OF CERTAIN TERMS		23
ARTICLE XIV MISCELLANEOUS		31
14.1	Notices	31
14.2	Assignment and Successors	31
14.3	Entire Agreement; Amendment	32
14.4	Governing Law	32
14.5	Waiver	32
14.6	Severability	32
14.7	No Third Party Beneficiaries	32
14.8	Counterparts	32
14.9	Headings	32
14.10	Negotiated Transaction	32
14.11	Expenses and Taxes	32
14.12	Record Retention	33
14.13	Disclosure Schedules	33

EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Assignment, Conveyance, and Bill of Sale
Exhibit B	Allocated Value, Leases, Wells (WI/NRI), Encumbrance
Exhibit C	Access Agreement
Exhibit D	Form of Guaranty Agreement
Exhibit E	Pinnacle Shareholder Commitment Letter
Schedules
Schedule 1.5	Allocation of Purchase Price/Allocated Value
Schedule 3.7	Litigation
Schedule 3.9	Applicable Contracts
Schedule 3.14	Brokers
Schedule 3.18	Insurance

iii

PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of February 7, 2006, by and between Kennedy Oil, a Wyoming corporation ("Seller"), and Pinnacle Gas Resources, Inc., a Delaware corporation ("Buyer").

RECITALS:

        WHEREAS, Seller owns all of the Oil and Gas Assets (as defined herein);

        WHEREAS, Seller desires to sell and convey, and Buyer desires to purchase and pay for, the Oil and Gas Assets, on the terms and subject to the conditions provided herein; and

        WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning given such terms in Article XIII;

        NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

        1.1    Agreement to Sell and to Purchase.

        (a)   On the Closing Date, upon the terms and subject to the conditions contained herein, Seller shall transfer, sell, assign and convey to Buyer, and Buyer shall purchase from Seller, all of the Oil and Gas Assets.

        (b)   Seller shall reserve and retain all of the Excluded Assets.

        (c)   Subject to the provisions hereof, Seller shall remain entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses, in each case attributable to the Oil and Gas Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production, and other proceeds), and shall be responsible for all Operating Expenses, in each case, attributable to the Oil and Gas Assets for the period of time on and after the Effective Time. All Operating Expenses attributable to the Oil and Gas Assets, in each case that are: (i) incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Seller and (ii) incurred with respect to operations conducted or production on and after the Effective Time shall be paid by or allocated to Buyer. "Operating Expenses" means all operating expenses (including without limitation employee costs, costs of insurance and ad valorem, property, severance, production and similar taxes based upon or measured by the ownership or operation of the Oil and Gas Assets or the production of Hydrocarbons therefrom, but excluding any other taxes) and capital expenditures incurred in the ownership and operation of the Oil and Gas Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any.

        (d)   Subject to the conditions set forth in this Agreement, the closing of such sale and purchase ("Closing") shall take place at the offices of Kennedy Oil, 222 South Gillette Ave., Suite 302, Gillette, WY 82716 on the earlier of May 15, 2006, or five (5) Business Days after the completion of Buyer's planned private placement offering, or at such other time, date and place as the parties hereto shall mutually agree upon in writing (the "Closing Date"). At the Closing, Seller and Buyer shall deliver the items set forth in Section 6.2 and Section 7.2,  respectively.

        1.2    Purchase Price and Earnest Money.

        (a)   In consideration of the transfer to Buyer of the Oil and Gas Assets and in accordance with this Agreement, Buyer shall pay to Seller Twenty Seven Million Dollars ($27,000,000) (the "Purchase Price"), as adjusted pursuant to the terms of this Agreement, including without limitation Section 1.3.

        (b)   Concurrently with the execution of this Agreement, Buyer shall make a deposit with First Interstate Bank, Missoula, Montana ("Escrow Agent") in the amount of Five Hundred Thousand Dollars ($500,000), to be held by Escrow Agent as the "Earnest Money" pursuant to the terms of the Escrow Agreement and this Agreement. All fees payable to the Escrow Agent under the Escrow Agreement shall be borne and paid one-half by Buyer and one-half by Seller.

        (c)   If the transactions contemplated by this Agreement are consummated, then the Earnest Money and any interest earned thereon shall be distributed to Seller (to an account as shall be directed in writing by Seller in the joint written instructions described in the next sentence) and shall be considered as payment of a portion of the Purchase Price, and the Purchase Price payable by Buyer at Closing shall be reduced by the amount of the Earnest Money and any interest earned thereon which is so distributed. In such event, at Closing, Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent to accomplish the foregoing.

        (d)   If (i) all conditions precedent to the obligations of Buyer set forth in Article VI have been met as of the Outside Termination Date; and (ii) the transactions contemplated by this Agreement are not consummated on or before the Outside Termination Date because of the failure of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied, then, in such event, Seller shall have the right to terminate this Agreement pursuant to Section 12.1(d) and receive the Earnest Money and any interest earned thereon and to the extent Seller's actual damages exceed the Earnest Money, to seek such actual damages from Buyer. Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent to accomplish the foregoing.

        (e)   If this Agreement is terminated by the mutual written agreement of Buyer and Seller, or if the Closing does not occur for any reason other than as set forth in Section 1.2(d), then Buyer shall be entitled to the delivery of the Earnest Money and any interest earned thereon, free of any claims by Seller with respect thereto. In such event, Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent to accomplish the foregoing.

        (f)    At the Closing, Buyer shall pay the Purchase Price, adjusted as set forth in Section 1.3, less the Earnest Money (and any interest earned thereon) to Seller in cash in immediately available funds by wire transfer (to an account as shall be set forth in the Closing Statement).

        1.3    Adjustments to Purchase Price.    The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein referred to as the "Adjusted Purchase Price":

        (a)   The Purchase Price shall be adjusted upward by the following amounts (without duplication):

          (i)    an amount equal to all Operating Expenses and other costs and expenses that are attributable to the Oil and Gas Assets during the Interim Period that are paid by or on behalf of Seller, whether paid before or after the Effective Time, including, without limitation, (A) bond and insurance premiums paid by or on behalf of Seller during the Interim Period, (B) royalties or other burdens upon, measured by or payable out of proceeds of production, and (C) rentals and other lease maintenance payments; and

          (ii)   any other amount otherwise agreed upon by Seller and Buyer.

        (b)   The Purchase Price shall be adjusted downward by the following amounts (without duplication):

          (i)    an amount equal to all proceeds received by Seller (other than from the sale of Hydrocarbons produced from or allocable to the Oil and Gas Assets) to which Buyer is entitled pursuant to Section 1.1(c);

          (ii)   an amount equal to all other proceeds received by Seller attributable to the sale of Hydrocarbons produced from or allocable to the Oil and Gas Assets during the Interim Period;

          (iii)  the Title Defect Amount under Section 8.2 with respect to any Title Defect that is not waived by Buyer or cured prior to Closing;

          (iv)  if Seller makes the election under Section 9.1(b)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined prior to Closing or the Remediation Amount claimed by Buyer if the Remediation Amount has not been determined prior to Closing;

          (v)   the amount of any Seller Prorated Taxes; and

          (vi)  any other amount otherwise agreed upon by Seller and Buyer.

        1.4    Closing Statement.    Not less than four (4) Business Days prior to the Closing, Seller shall prepare and deliver to Buyer a settlement statement (the "Closing Statement") setting forth each adjustment to the Purchase Price required under this Agreement, showing the calculation of such adjustments, and setting forth the resulting Adjusted Purchase Price. The Closing Statement shall also set forth wire transfer instructions for payment of the Adjusted Purchase Price. Within two (2) Business Days of receipt of the Closing Statement, Buyer will deliver to Seller a written report containing all changes, together with an explanation of each change, that Buyer proposes to be made to the Closing Statement. The Closing Statement, as agreed upon by the parties, will be used to adjust the Purchase Price at Closing.

        1.5    Allocation of Purchase Price / Allocated Values.    Buyer and Seller agree that the unadjusted Purchase Price shall be allocated among the Oil and Gas Assets in accordance with the principles of Section 1060 of the Code and the Treasury Regulations, as set forth in Schedule 1.5 of this Agreement. The "Allocated Value" for any Oil and Gas Asset equals the portion of the unadjusted Purchase Price allocated to such Oil and Gas Asset on Schedule 1.5 and such Allocated Value shall be used in calculating adjustments to the Purchase Price as provided herein. Buyer and Seller agree (a) that the Allocated Values, as adjusted, shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of all federal, state, and local tax returns, including without limitation Internal Revenue Service Form 8594 and (b) that neither they nor their Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Entities, in audit or other proceedings with respect to taxes, or in other documents or notices relating to the transactions contemplated by this Agreement.

ARTICLE II
ACCESS, CERTAIN ACKNOWLEDGEMENTS AND DISCLAIMERS

        2.1    Access.

        (a)   From and after the date of this Agreement and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the further provisions of this Section 2.1 and obtaining any required consents of Third Parties, including Third Party operators of the Oil and Gas Assets (with respect to which consents Seller shall use commercially reasonable efforts to obtain), Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers, contractors, and other authorized representatives ("Buyer's Representatives") reasonable access, during normal business hours, to the Oil and Gas Assets and all Records and other documents relating to the Oil and Gas Assets. Seller shall also make available to Buyer and Buyer's Representatives, upon reasonable notice during normal business hours, Seller's personnel knowledgeable with respect to the Oil and Gas Assets in order that Buyer may make such due diligence investigation as Buyer considers necessary or appropriate. All investigations and due diligence conducted by Buyer or any Buyer's Representative shall be conducted at Buyer's sole risk, cost and expense and any conclusions made from any examination done by Buyer or any Buyer's Representative shall result from Buyer's own independent review and judgment.

        (b)   Buyer (or Buyer's Representative) shall be entitled to conduct and perform (i) an Integrity Test on each Well and (ii) one or more tests on each Well that is completed and has production facilities to analyze the Btu content of the natural gas produced from such Well and the composition of the water produced from such Well (the "Gas and Water Analysis Test"). The Integrity Tests will be conducted using a temperature probe test. If for any reason a pressure test is to be used, Buyer agrees to notify Seller and to reimburse Seller for costs incurred in overseeing and witnessing such pressure test. Seller or its designee shall have the right to accompany Buyer and Buyer's Representatives whenever they are on site on the Oil and Gas Assets.

        (c)   Buyer shall be entitled to conduct an environmental property assessment with respect to the Oil and Gas Assets. Seller or its designee shall have the right to accompany Buyer and Buyer's Representatives whenever they are on site on the Oil and Gas Assets. Buyer shall not have access to, and shall not be permitted to conduct any environmental due diligence (including any environmental property assessments) with respect to any Oil and Gas Assets where Seller does not have the authority to grant access for such due diligence (provided, however, Seller shall use its commercially reasonable efforts to obtain permission from any Third Party to allow Buyer and Buyer's Representatives such access).

        (d)   Buyer shall coordinate its environmental property assessments and physical inspections of the Oil and Gas Assets with Seller to minimize any inconvenience to or interruption of the conduct of business by Seller. Notwithstanding the provisions of this Section 2.1, Seller shall not be required to grant access or furnish information to Buyer or any of Buyer's Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by Law or an existing contract or agreement,. Buyer agrees that it will not, and will cause Buyer's Representatives not to, use any information obtained pursuant to this Section 2.1 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Buyer shall abide by Seller's, Seller's Affiliates', and any Third Party operator's safety rules, regulations, and operating policies while conducting its due diligence evaluation of the Oil and Gas Assets, including any environmental or other inspection or assessment of the Oil and Gas Assets. Buyer hereby defends, indemnifies and holds each of the operators of the Oil and Gas Assets and the Seller Indemnified Parties harmless from and against any and all Losses (i) arising out of, resulting from or relating to any field visit, environmental assessment, or other due diligence activity conducted by Buyer or any Buyer's Representative with respect to the Oil and Gas Assets and (ii) asserted by or arising in favor of Buyer or any of Buyer's Representatives, even if such Losses arise out of or result from the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of Law of or by a Seller Indemnified Party, excepting only those Losses actually resulting on the account of the willful misconduct of a Seller Indemnified Party.

        (e)   Buyer agrees promptly to provide the Companies, but in no less than five (5) days after receipt by Buyer, copies of all written final environmental assessment reports prepared by or for Buyer which contain information collected or generated with respect to the Oil and Gas Assets. Seller shall not be deemed, by receipt of said documents or otherwise, to have made any representation or warranty, expressed, implied or statutory, as to the environmental condition to the Oil and Gas Assets or to the accuracy of said documents or the information contained therein, except as otherwise provided herein.

        (f)    Upon completion of Buyer's due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller, (i) repair all damage done to the Oil and Gas Assets in connection with Buyer's due diligence, and (ii) restore the Oil and Gas Assets to the approximate same or better condition than it was prior to commencement of Buyer's due diligence.

        (g)   During all periods that Buyer or any of Buyer's Representatives are conducting due diligence activities on the Oil and Gas Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to the Seller, policies of insurance of the types and in the amounts reasonably requested by the Seller. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list the Seller Indemnified Parties as additional insureds, (iii) waive subrogation against the Seller Indemnified Parties and (iv) provide for five (5) days prior written notice to the Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon request by the Seller, Buyer shall provide evidence of such insurance to the Seller prior to entering the Oil and Gas Assets.

        2.2    Disclaimers.    Buyer acknowledges and agrees that, except as otherwise expressly set forth in this Agreement, neither Seller, nor any Affiliate of Seller, makes any representation or warranty, express, statutory, implied or otherwise with respect to the Oil and Gas Assets, including, without limitation, no representations regarding any opinion, information, projection or advice that may have been provided to Buyer by any officer, director, employee, agent, consultant, representative or advisor of Seller or any of its Affiliates, and no representation or warranty regarding: (a) title to the Oil and Gas Assets, (b) any costs, expenses, revenues, receipts, accounts receivable, or accounts payable, (c) any contractual, economic or financial information and data associated with the Oil and Gas Assets, (d) the continued financial viability or productivity of the Oil and Gas Assets or transportability of product, (e) the environmental or physical condition of the Oil and Gas Assets, (f) fitness for a particular purpose, and (g) undeveloped acreage, production rates, recompletion opportunities, decline rates or the quality, quantity or volume of the reserves of Hydrocarbons, if any, attributable to the Oil and Gas Assets.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

        As of the date hereof and as of the Closing Date, Seller hereby represents and warrants to Buyer as follows:

        3.1    Authorization; Enforceability.    Seller has the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments executed by Seller in connection herewith have been duly executed and delivered by Seller, and assuming this Agreement and such other agreements and instruments constitute the valid and binding obligations of Buyer, constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        3.2    Conflicts.    Seller's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (a) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which Seller is a party or by which it is bound; or (b) violate or conflict with any applicable Law, except in the case of both clauses (a) and (b) of this sentence, where such breaches, violations, or conflicts would not, individually or in the aggregate, have a Material Adverse Effect.

        3.3    Bankruptcy.    There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or to Seller's Knowledge, threatened against, Seller.

        3.4    Foreign Person.    Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

        3.5    Organizational Matters.    Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Wyoming, with full corporate power to carry on its business as it is conducted, and to own, lease or operate its assets. Seller is duly authorized to do business and is in good standing in such other jurisdictions in which Seller is required to be so authorized.

        3.6    No Violations of Laws.    Seller has owned, operated, and developed the Oil and Gas Assets in compliance with all Laws, except any instances of non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect. This Section 3.6 does not cover or include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 3.12.

        3.7    Litigation.    Except as set forth in Schedule 3.7, as of the date of this Agreement, there is no claim, demand, suit, action, investigation or other proceeding pending, or to Seller's Knowledge, threatened, against Seller or any of the Oil and Gas Assets, except any such claim, demand, suit, action, investigation or other proceeding that would not, individually or in the aggregate, have a Material Adverse Effect.

        3.8    Taxes.    Seller has timely and fully paid all Taxes due and owing in respect of the Oil and Gas Assets, all returns and reports with respect to such Taxes have duly and timely prepared and filed, and there are no pending proposed deficiencies or other claims for unpaid Taxes in respect of the Oil and Gas Assets.

        3.9    Contracts.    As of the date of this Agreement, excluding any Leases, Schedule 3.9 correctly describes all Applicable Contracts. Seller has made available to Buyer true, complete, and correct copies of all Leases and Applicable Contracts. Seller is not in default under, and has not given or received any notice of termination of, any Lease or Applicable Contract. To Seller's Knowledge, no other Person that is a party to any Lease or Applicable Contract is in default under that Lease or Applicable Contract. Between the Effective Time and the date of this Agreement, there have been no contracts or agreements added to or deleted from the Applicable Contracts described in Schedule 3.9.

        3.10    Production Status.    All of the Wells were drilled in compliance with the terms of the Leases and all applicable Laws. The Wells currently are not producing and are shut-in in compliance with the terms of the Leases and all applicable Laws.

        3.11    No Imbalances.    No imbalances exist regarding production taken or marketed from any Lease and Seller will not be obligated, by virtue of any prepayment arrangement, take or pay agreement, or similar arrangement, to deliver Hydrocarbons produced from the Oil and Gas Assets at some future time without then receiving full payment therefor.

        3.12    Environmental.

        (a)   With respect to the Oil and Gas Assets, Seller has not entered into, and the Oil and Gas Assets are not subject to, any agreements, consents, orders, decrees, judgments, or other directives of any Governmental Entity based on any Environmental Laws.

        (b)   Seller has not received notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning compliance with any Environmental Law or violation of any common law or the terms of any license or permit issued pursuant thereto.

        (c)   Seller is in compliance with all Environmental Laws in the ownership, development, and operation of the Oil and Gas Assets, except for any such non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect.

        (d)   True, correct, and complete copies of all material reports, studies, written notices from environmental Governmental Entities, tests, analyses, and other documents specifically addressing environmental matters related to Seller's ownership or operation of the Oil and Gas Assets, which are in Seller's possession, have been made available to Buyer.

        3.13    Licenses.    Seller holds all licenses, permits, or other authorizations necessary to own and carry on operations connected with the Oil and Gas Assets as currently conducted, except where the failure to obtain such licenses, permits, or other authorizations would not, individually or in the aggregate, have a Material Adverse Effect. Such licenses, permits, and other authorizations are in full force and effect and there are no material violations in respect thereof.

        3.14    Brokers' Fees.    Except as set forth on Schedule 3.14, Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of transactions contemplated hereby.

        3.15    Plugging and Abandonment.    As of the date of this Agreement, there are no Wells that are required by any Governmental Entity to be plugged, abandoned and reclaimed by Seller that have not been plugged, abandoned and reclaimed by Seller.

        3.16    Preferential Right.    No Person has any call upon, option to purchase, preferential right to purchase or similar rights with respect to the Oil and Gas Assets or to the production therefrom that, in each case, arises as a result of or becomes exercisable upon the execution of this Agreement or the consummation of the transactions contemplated hereby.

        3.17    Reserve Report.    Seller has delivered to Buyer a copy of Seller's oil and gas reserve report as of September 1, 2005, prepared by Netherland, Sewell & Associates, Inc. The factual information provided to Netherland, Sewell & Associates, Inc. by Seller regarding the Oil and Gas Assets for preparation of such report consisting of production volumes, Btu gas content, water analysis, sales prices for production, contractual pricing provisions under oil or gas sales or marketing contracts under hedging arrangements, costs of operations and development, and working interest and net revenue information relating to Seller's ownership interests in properties was derived from the books and records of Seller and was accurate in all material respects when furnished; provided, however, that (a) the reserves included in such report are estimates only and should not be construed as exact quantities, (b) such reserves may or may not be recovered and, if recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts, (c) the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions included in such report due to governmental policies and uncertainties of supply and demand, and (d) estimates of such reserves may increase or decrease as a result of future operations.

        3.18    Insurance.    Set forth in Schedule 3.18, as of the date of this Agreement, is a true, correct and complete list of all fire, general liability, theft and other policies of insurance held by Seller and covering the Oil and Gas Assets. All material premiums due with respect to all such insurance policies have been paid and, to Seller's Knowledge, as of the date of this Agreement, all such policies are in full force and effect.

        3.19    Leases.    The Leases have been developed and maintained by Seller in accordance with their terms and applicable Laws.

        3.20    Casing Integrity.    Each Well has been drilled and cased with all-new API or BLM/WOGCC approved casing in accordance with the requirements of the governing body having jurisdiction and applicable Laws and the casing in each Well is in good mechanical condition.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

        As of the date hereof and as of the Closing Date, Buyer hereby represents and warrants to Seller as follows:

        4.1    Organization.    Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power to carry on its business as it is conducted and to own, lease, and operate its assets.

        4.2    Authorization; Enforceability.    Buyer has the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of Buyer's obligations hereunder have been duly and validly authorized by Buyer. This Agreement and all other agreements and instruments executed by Buyer in connection herewith have been duly executed and delivered by Buyer, and assuming this Agreement and such other agreements and instruments constitute the valid and binding obligations of the other parties hereto and thereto, constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        4.3    Conflicts.    Buyer's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (a) violate or conflict with any provision of such Buyer's organizational documents; (b) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which Buyer is a party or by which it is bound; or (c) violate or conflict with any applicable Law, except in the case of clause (b) and (c) above, where such breaches, violations, or conflicts would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

        4.4    Bankruptcy.    There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or, to Buyer's knowledge, threatened against Buyer.

        4.5    Litigation.    There is no suit, action, investigation or inquiry by any Person or by or before any Governmental Entity, and no legal, administrative, or arbitration proceedings pending, or to Buyer's knowledge, threatened against Buyer, or to which Buyer is a party, that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated in this Agreement.

        4.6    Regulatory.    Buyer is now, and hereafter shall continue to be, qualified to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions where the Oil and Gas Assets are located, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any applicable Laws, Buyer currently has, and will hereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of such leases and has filed any and all required reports necessary for such operations with all Governmental Entities having jurisdiction over such operations.

        4.7    Brokers' Fees.    Neither Buyer nor any Affiliate of Buyer has incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of the transactions contemplated hereby for which any Seller or any Affiliate of a Seller will be responsible.

        4.8    Independent Investigation.    Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, Buyer (a) has relied or shall rely on the representations, warranties, covenants, and indemnities of Seller in this Agreement, the agreements executed and delivered in connection herewith and its own independent investigation and evaluation of the Oil and Gas Assets, and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments, statements, projections or other materials made or given by any representatives of or consultants or advisors engaged by Seller and (b) has satisfied or shall satisfy itself, during the Interim Period, as to the title, environmental and physical condition of and contractual arrangements affecting the Oil and Gas Assets.

        4.9    Availability of Funds.    As of the date hereof, Buyer has a $15 million equity commitment from a major shareholder and as of the Closing shall have sufficient available funds with which to pay the Purchase Price and consummate the transactions contemplated by this Agreement. Buyer's shareholders shall have executed a financial commitment letter in the form attached hereto as Exhibit E.

ARTICLE V
ADDITIONAL AGREEMENTS

        5.1    Confidentiality.    The parties hereto agree that the Confidentiality Agreement shall remain in full force and effect at all times in accordance with its terms; provided that, the Confidentiality Agreement shall terminate as of the Closing.

        5.2    Conduct of Business.    From and after the date of this Agreement until Closing, as expressly consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed):

        (a)   Seller will operate the Oil and Gas Assets as a reasonably prudent operator, in accordance with the terms of the Leases and applicable Laws, and consistent with past practices;

        (b)   Seller shall timely pay all costs and expenses related to the ownership and operation of the Oil and Gas Assets, including maintaining in effect all insurance coverage now maintained by Seller for the Oil and Gas Assets;

        (c)   Seller shall promptly notify Buyer of any proposal from a Third Party to engage in any transaction in an amount exceeding $25,000 in connection with the Oil and Gas Assets;

        (d)   Seller shall not engage in any operation or make any commitment in respect of the Oil and Gas Assets in an amount exceeding $25,000 or enter into, amend, modify, or terminate any Lease or material Applicable Contract;

        (e)   Seller shall not convey, sell, create an Encumbrance on, or dispose of any Oil and Gas Asset; and

        (f)    Seller shall make all filings and reports with, and obtain all consents and approvals from, all Governmental Entities required of Seller under applicable Laws prior to the Closing Date.

        5.3    Further Assurances.    Seller shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to Buyer such assignments and other instruments of transfer, assignment and conveyance, as shall be necessary to vest in Buyer all the right, title and interest in and to the Oil and Gas Assets. If any party hereto receives monies belonging to the other, such amount shall immediately be paid over to the proper party. If an invoice or other evidence of an obligation is received by a party, which is partially an obligation of both a Seller and Buyer, then the parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee.

        5.4    Approvals.    Promptly following the execution of this Agreement, Seller and Buyer shall proceed to prepare and file with the appropriate Governmental Entities and other Third Parties such authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

        5.5    No Public Announcement.    None of Buyer, Seller, or any of their respective Affiliates shall, without the written approval of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Person shall be so obligated by Law or the rules of any securities exchange or transaction reporting system, in which case the other parties to this Agreement shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement (including communications or disclosures to lenders or rating agencies or in connection with the receipt of any consents or contractual notices), to comply with applicable accounting, tax and disclosure obligations of any Governmental Entity or in connection with disclosures about the Oil and Gas Assets in any offering memorandums or prospectuses prepared by Buyer.

        5.6    Governmental Bonds.    Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Entities relating to the Oil and Gas Assets (the "Governmental Bonds") are transferable to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer or its designee, replacements for such Governmental Bonds, to the extent such replacements are necessary to permit the cancellation of the Governmental Bonds and the release of Seller and its Affiliates in full from all obligations and liabilities arising under the Governmental Bonds. At or prior to the Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Entities meeting the requirements of such authorities with respect to the Oil and Gas Assets.

        5.7    Use of Company Name.    As soon as practicable after the Closing, Buyer shall remove or cause to be removed the name of Kennedy Oil and all variations and derivations thereof from the Oil and Gas Assets and shall not thereafter make any use whatsoever of such name.

ARTICLE VI
BUYER'S CONDITIONS

        The obligation of Buyer to purchase the Oil and Gas Assets as contemplated hereby is subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by Buyer in writing.

        6.1    Representations, Warranties and Covenants.    (a) The representations and warranties of Seller contained herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing as though then made (except to the extent such representations and warranties shall have been expressly made as of an earlier date) and (b) Seller shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Seller on or prior to the Closing;

        6.2    Closing Delivery.    Seller shall have delivered, or be standing ready to deliver, to Buyer at Closing:

        (a)   counterparts to the Assignment in sufficient number to facilitate recording in the applicable counties;

        (b)   the joint written instructions to the Escrow Agent described in Section 1.2(c);

        (c)   transfer orders or letters in lieu thereof (on forms supplied by Buyer and reasonably acceptable to Seller) directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Oil and Gas Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production;

        (d)   to the extent applicable and required under Applicable Laws, for any state and/or federal lease included in the Oil and Gas Assets, designation of operator forms;

        (e)   assignments, on appropriate forms of Assignment of Record Title (Federal) or Assignment of Leasehold Interest (State), of One Hundred Percent of Seller's right title and interest in and to the state and federal leases comprising all of the leases included in the Oil and Gas Assets;

        (f)    an executed statement described in Treasury Regulation Section 1.1445-2(b)(2) from Seller certifying that Seller is not a foreign person within the meaning of the Code; and

        (g)   counterparts of the Operating Agreement;

        (h)   counterparts of an Assignment of Contracts assigning the Applicable Contracts; and

        (i)    executed originals of the Guaranty Agreement.

        6.3    Governmental Approvals.    All Governmental Approvals necessary or required for the transfer of the Oil and Gas Assets to Buyer shall have been obtained.

        6.4    No Injunction or Restraint.    No preliminary or permanent injunction or other order of any Governmental Entity shall be in effect that prevents or makes illegal the consummation of the transactions contemplated by this Agreement.

        6.5    Title Defects, Environmental Defects.    The sum of (a) all amounts that have been asserted by Buyer pursuant to Section 8.2(a)(v) and that have either been determined prior to Closing pursuant to Section 8.2(e) or are still being asserted by Buyer but disputed by Seller, which dispute has not been resolved prior to the Closing plus (b) all Remediation Amounts for Environmental Defects that either have been determined under Article IX prior to the Closing or are still being asserted by Buyer but disputed by Seller, which dispute has not been resolved prior to the Closing shall be less than ten percent (10%) of the Purchase Price.

        6.6    Operating Agreement.    Buyer and Seller shall have agreed upon the terms and conditions of the Operating Agreement.

ARTICLE VII
SELLER'S CONDITIONS

        The obligation of Seller to transfer the Oil and Gas Assets as contemplated hereby is subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by Seller in writing.

        7.1    Representations, Warranties and Covenants.    (a) The representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects (except for such representations and warranties that are qualified by materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing as though then made (except to the extent such representations and warranties shall have been expressly made as of an earlier date); and (b) Buyer shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Buyer on or prior to the Closing (provided that the covenants of Buyer relating to the payment of consideration hereunder shall have been fully complied with in all respects);

        7.2    Closing Delivery.    Buyer (a) shall have delivered, or be standing by ready to deliver to Seller at the Closing, (i) the Adjusted Purchase Price, (ii) counterparts to the Assignment in sufficient number to facilitate recording in the applicable counties, (iii) counterparts to the Operating Agreement, and (iv) assignments, on appropriate forms of Transfer of Operating Rights (Federal) or Assignment of Operating/Working Interest (State), dated the day after closing, of Thirty-Five Percent of Buyer's operating rights interest in and to the state and federal leases comprising all of the leases included in the Oil and Gas Assets, insofar as said leases cover operating rights/working interest in depths below the base of the Fort Union Formation, and (b) shall have executed the joint written instructions to the Escrow Agent described in Section 1.2(c).

        7.3    Governmental Approvals.    All Governmental Approvals necessary or required for the transfer of the Oil and Gas Assets to Buyer shall have been obtained.

        7.4    No Injunction or Restraint.    No preliminary or permanent injunction or other order of any Governmental Entity shall be in effect that prevents or makes illegal the consummation of the transactions contemplated by this Agreement.

        7.5    Governmental Bonds.    Seller shall have been released in full from all obligations and liabilities arising under the Governmental Bonds.

        7.6    Operating Agreement.    Buyer and Seller shall have agreed upon the terms and conditions of the Operating Agreement.

ARTICLE VIII
TITLE MATTERS AND CASUALTIES

        8.1    Title.    Without limiting Buyer's remedies for Title Defects set forth in this Article VIII and except as set forth in this Agreement and the Assignment, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller's title to any of the Oil and Gas Assets.

        8.2    Notice of Title Defects; Defect Adjustments.

        (a)   Title Defect Notices.    On or before the earlier of April 17, 2006 or 5 days prior to the Closing Date (the "Buyer Claim Date"), Buyer may deliver claim notices to Seller meeting the requirements of this Section 8.2(a) (collectively the "Title Defect Notices" and individually a "Title Defect Notice") setting forth any matter that, in Buyer's reasonable opinion, constitutes a Title Defect and that Buyer intends to assert as a Title Defect pursuant to this Article VIII. For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect that Buyer fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Buyer Claim Date. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect(s), (ii) the Wells and/or other Oil and Gas Assets affected by the Title Defect (each a "Title Defect Property"), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect(s), and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations upon which Buyer's belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Buyer Claim Date, written notice of all Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Buyer Claim Date.

        (b)   Seller's Right to Cure.    Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to Closing (the "Cure Period"), any Title Defects of which it has been advised by Buyer.

        (c)   Remedies for Title Defects.    Subject to Seller's continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto and subject to the Individual Title Defect Threshold and the Threshold Deductible, in the event that any Title Defect timely asserted by Buyer in accordance with this Section 8.2 is not waived in writing by Buyer or cured on or before Closing, Seller may, at its option, elect as to each Title Defect to:

          (i)    reduce the Purchase Price by an amount ("Title Defect Amount") determined pursuant to Section 8.2(e) as being the value of such Title Defect;

          (ii)   if the aggregate value of all Title Defects timely asserted by Buyer under this Section 8.2 exceeds ten percent (10%) of the Purchase Price, terminate this Agreement pursuant to Section 12.1(d).

        (d)   Exclusive Remedy.    Except for Buyer's rights in respect of Article III and the Assignment, Section 8.2(c) shall be the exclusive right and remedy of Buyer with respect to the Seller's failure to have Defensible Title with respect to any Purchased Asset. Buyer shall not be entitled to recover from Seller under Article III or the Assignment for any Title Defect for which the Purchase Price is reduced under Section 8.2(c).

        (e)   Title Defect Amount.    The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:

          (i)    if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

          (ii)   if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

          (iii)  if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated in Exhibit B, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit B;

          (iv)  if (A) a Title Defect Property is not a Well or Lease shown on Exhibit B, (B) such Title Defect Property does not have an Allocated Value, (C) the Title Defect with respect to such Title Defect Property causes a loss of title to such Title Defect Property, and (D) the loss of such title to such Title Defect Property will prevent the continued operation or production of a Well shown in Exhibit B (such Well being referred to as the "Affected Well") and the other Oil and Gas Assets are not capable of providing an alternative means to support, in all material respects, the continued operation or production of the Affected Well, then such Title Defect Property (a "Defective Support Property") and such Affected Well shall collectively be considered a single Title Defect Property for purposes of this Article VIII; provided, however, that the Title Defect Amount resulting from the Title Defect affecting such Defective Support Property shall be the lesser of (1) the reasonable cost to replace such Defective Support Property (not to exceed the current fair market value of such Defective Support Property in its current depreciated condition), if such Defective Support Property is reasonably capable of being replaced, (2) the reasonable cost of providing an alternative means to support in all material respects the continued operation or production of the Affected Well, or (3) the Title Defect Amount that would otherwise be applicable to such Title Defect under this Article VIII.

          (v)   if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

          (vi)  the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

          (vii) the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

        (f)    Title Deductibles.    In no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller (i) for any individual Title Defect for which the Title Defect Amount does not exceed Twenty Five Thousand Dollars ($25,000.00) ("Individual Title Defect Threshold") and (ii) for any Title Defect that exceeds the Individual Title Defect Threshold unless the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, in the aggregate, excluding any Title Defects cured by Seller, exceed the Threshold Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Title Defects in excess of such Threshold Deductible.

        (g)   Title Dispute Resolution.    Seller and Buyer shall attempt to agree on all Title Defects and Title Defect Amounts prior to the Closing. If Seller and Buyer are unable to agree by the Closing, such matters in dispute shall be exclusively and finally resolved pursuant to this Section 8.2(g). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years of experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the end of the Cure Period, and absent such agreement, by the Denver, Colorado office of the American Arbitration Association (the "Title Arbitrator"). The arbitration proceeding shall be held in Denver, Colorado and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 8.2(g). The Title Arbitrator's determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 8.2(e) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award the Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect and Title Defect Amounts submitted by either party and may not award damages, interest or penalties to any party with respect to any matter. Seller, on one hand, and Buyer, on the other hand, shall each bear its own legal fees and other costs of presenting its case. Seller, on one hand, and Buyer, on the other hand, shall bear one-half of the costs and expenses of the Title Arbitrator. If the Title Arbitrator does not make his determination regarding a disputed matter prior to the Closing, then the Purchase Price pursuant to Section 1.3 shall be reduced by the Title Defect Amount for the Title Defect Property, the Title Defect Property will be conveyed to Buyer at Closing, and the Title Defect Amount for that Title Defect Property shall be deposited by Buyer with the Escrow Agent at Closing to be held by the Escrow Agent under the Escrow Agreement and this Agreement. To the extent that the award of the Title Arbitrator does not occur before Closing, then within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount, Seller and Buyer shall deliver joint written instructions to the Escrow Agent to pay (i) to Buyer the amount, if any, awarded by the Title Arbitrator to Buyer (and any interest earned thereon) and (ii) to Seller the amount, if any, awarded by the Title Arbitrator to Seller (and any interest earned thereon).

        (h)   Casualty or Condemnation Loss.    From and after the Closing, Buyer shall assume all risk of loss with respect to (i) the production of Hydrocarbons, including losses through normal depletion (including the watering out of any well, collapsed casing or sand infiltration of any well) and (ii) the depreciation of personal property due to ordinary wear and tear, in each case, with respect to the Oil and Gas Assets.

        (i)    If, after the date of this Agreement but prior to the Closing Date, any portion of the Purchased Assets is destroyed by fire, flood, freezing, storms, mudslides, or similar casualty (collectively, a "Casualty") or is taken in condemnation or under right of eminent domain, and the aggregate loss or losses as a result of such Casualty or taking exceeds five percent (5%) of the Purchase Price based on the Allocated Value of the affected Oil and Gas Assets, Buyer shall nevertheless be required to close and Seller shall elect by written notice to Buyer prior to the Closing either (i) to cause the Oil and Gas Assets affected by such Casualty or taking to be repaired or restored to at least their condition prior to such casualty or taking, at Seller's sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) to treat such Casualty or taking as a Title Defect with respect to the affected Oil and Gas Assets under this Section 8.2. In each case, Seller shall have all rights to insurance, condemnation awards and other claims against third parties with respect to the Casualty or taking except to the extent the parties otherwise agree in writing.

        (j)    If, after the date of this Agreement but prior to the Closing Date, any portion of the Oil and Gas Assets is destroyed by Casualty or is taken in condemnation or under right of eminent domain, and the aggregate loss or losses to the Oil and Gas Assets as a result of such Casualty or taking is five percent (5%) of the Purchase Price or less based on the Allocated Value of the affected Oil and Gas Assets, Buyer shall nevertheless be required to close and Buyer shall, post-Closing, have the benefit of all sums paid to the Seller by Third Parties by reason of such Casualty or taking insofar as with respect to the Oil and Gas Assets and all right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (excluding any liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such Casualty or taking insofar as with respect to the Oil and Gas Assets.

        (k)   If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Oil and Gas Asset or portion thereof after the date of this Agreement, but no taking of such Oil and Gas Asset or portion thereof occurs prior to the Closing Date, Buyer shall nevertheless be required to close and Seller, at Closing, shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller's right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, insofar as they are attributable to the Oil and Gas Assets threatened to be taken, except that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, titles, interests and claims against Third Parties for the recovery of Seller's costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the Oil and Gas Assets.

ARTICLE IX
ENVIRONMENTAL MATTERS

        9.1    Environmental Defects.

        (a)   Assertions of Environmental Defects.    Buyer may deliver claim notices to Seller meeting the requirements of this Section 9.1(a) (collectively the "Environmental Defect Notices" and individually an "Environmental Defect Notice") not later than the Buyer Claim Date setting forth any matters which, in Buyer's reasonable opinion, constitute Environmental Defects and that Buyer intends to assert as Environmental Defects pursuant to this Section 9.1. For all purposes of this Agreement, Buyer shall be deemed to have waived any Environmental Defect that Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Buyer Claim Date. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Defect, (ii) a description of each Oil and Gas Asset (or portion thereof) that is affected by the alleged Environmental Defect, (iii) Buyer's assertion of the Allocated Value of the portion of the Oil and Gas Assets affected by the alleged Environmental Defect, (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Environmental Defect, and (v) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect. Buyer's calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. Seller shall have the right, but not the obligation, to cure any claimed Environmental Defect on or before Closing.

        (b)   Remedies for Environmental Defects.    Subject to Seller's continuing right to dispute the existence of a Environmental Defect and/or the Remediation Amount asserted with respect thereto, in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 9.1(a) is not waived in writing by Buyer or cured on or before Closing, Seller may, at its sole option, elect to:

          (i)    reduce the Purchase Price by the Remediation Amount; or

          (ii)   assume responsibility for the Remediation of such Environmental Defect.

        If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for Remediation of such Environmental Defect. If Seller elects the option set forth in clause (ii) above, Seller shall use all commercially reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Seller elect to undertake and shall have access to the affected Oil and Gas Assets after the Closing Date to implement and complete such Remediation in accordance with an Access Agreement in substantially the form attached hereto as Exhibit C. Seller will be deemed to have adequately completed the Remediation required in the immediately preceding sentence upon receipt of a certificate or approval from the applicable Governmental Entity that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements.

        (c)   Exclusive Remedy.    Except for Buyer's rights under this Agreement in respect of Section 3.12, this Section 9.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect.

        (d)   Environmental Deductibles.    In no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect (i) for which the Remediation Amount does not exceed Twenty Five Thousand Dollars ($25,000.00) ("Individual Environmental Threshold"); and (ii) for which the Remediation Amount exceeds the Individual Environmental Threshold unless the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold, in the aggregate, excluding any Environmental Defects cured by Seller, exceed the Threshold Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Environmental Defects in excess of such Threshold Deductible.

        (e)   Environmental Dispute Resolution.    Seller and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to the Closing. If Seller and Buyer are unable to agree by the Closing, such matters in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 9.1(e) . There shall be a single arbitrator, who shall be an environmental attorney with at least ten (10) years experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Oil and Gas Assets are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing Date, and absent such agreement, by the Denver, Colorado office of the American Arbitration Association (the "Environmental Arbitrator"). The arbitration proceeding shall be held in Denver, Colorado, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Article. The Environmental Arbitrator's determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 9.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award the Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either party and may not award damages, interest or penalties to any party with respect to any matter. Seller, on one hand, and Buyer, on the other hand, shall each bear its own legal fees and other costs of presenting its case. Seller, on one hand, and Buyer, on the other hand, shall bear one-half of the costs and expenses of the Environmental Arbitrator. If the Environmental Arbitrator does not make his determination regarding a disputed matter prior to the Closing, then the Purchase Price pursuant to Section 1.3 shall be reduced by the Remediation Amount claimed by Buyer for the disputed matter and the Remediation Amount claimed by Buyer shall be deposited by Buyer with the Escrow Agent at Closing to be held by the Escrow Agent under the terms of the Escrow Agreement and this Agreement. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount does not occur before Closing, then within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Remediation Amount, Seller and Buyer shall deliver joint written instructions to the Escrow Agent to (i) pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer (and any interest earned thereon) and (ii) to pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller (and any interest earned thereon).

        (f)    NORM, Wastes and Other Substances.    Without limiting the provisions hereof, Buyer acknowledges that the Oil and Gas Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Oil and Gas Assets or associated with the Oil and Gas Assets. Equipment and sites included in the Oil and Gas Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Oil and Gas Assets or included in the Oil and Gas Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Oil and Gas Assets.

ARTICLE X
ASSUMPTION; INDEMNIFICATION

        10.1    Assumption by Buyer.    Without limiting Buyer's rights to indemnity under this Agreement or Buyer's rights under any agreement executed or delivered in connection herewith, from and after the Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and Liabilities, known or unknown, contingent or otherwise, with respect to the Oil and Gas Assets that relate to periods of time from and after the Closing Date, including but not limited to obligations and Liabilities relating in any manner to the use, ownership or operation of the Oil and Gas Assets from and after Closing, including but not limited to obligations to (a) furnish makeup gas and/or settle imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, and, (b) pay working interests, royalties, overriding royalties and other interests, owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Oil and Gas Assets, including those held in suspense, (c) properly plug and abandon any and all Wells, including inactive Wells or temporarily abandoned Wells, drilled on the Oil and Gas Assets, (d) replug any well, wellbore, or previously plugged Well on the Oil and Gas Assets to the extent required or necessary, (e) dismantle or decommission and remove any personal property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Oil and Gas Assets, (f) clean up, restore and/or remediate the premises covered by or related to the Oil and Gas Assets in accordance with applicable agreements and Laws, and (g) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Applicable Contracts, or as required by Laws (all of said obligations and Liabilities, subject to the exclusions below, herein being referred to as the "Assumed Obligations"); provided, Buyer does not assume any obligations or Liabilities of Seller to the extent that they are not attributable to or do not arise out of the ownership, use or operation of the Oil and Gas Assets and the periods of time from and after the Closing Date.

        10.2    Indemnification of the Buyer Indemnified Parties.    Subject to the limitations on recourse and recovery set forth in this Article X, from and after the Closing, Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses imposed upon or incurred by any Buyer Indemnified Party after the Closing, in connection with, arising out of or resulting from (i) the inaccuracy or breach of any representation or warranty made by Seller in this Agreement, (ii) the breach of any covenant by Seller in this Agreement, or (iii) the Excluded Assets (any of such Losses, a "Buyer Indemnification Claim").

        10.3    Indemnification of the Seller Indemnified Parties.    Subject to the limitations on recourse and recovery set forth in this Article X, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses imposed upon or incurred by any Seller Indemnified Party after the Closing in connection with, arising out of or resulting from:

        (a)   the inaccuracy or breach of any representation, warranty, or covenant made by Buyer in this Agreement;

        (b)   any breach of or default by Buyer in the performance of any of its covenants or agreements herein;

        (c)   the Assumed Obligations; or

        (d)   from and after 181 days following the Closing Date, any Environmental Condition or other environmental matter related or attributable to the Oil and Gas Assets, regardless of whether such Losses arose prior to, on or after the Closing, including the presence, disposal of or exposure to any Hazardous Substance or other material of any kind in, on or under the Oil and Gas Assets or other property (whether neighboring or otherwise) and including any liability of any Seller Indemnified Party with respect to the Oil and Gas Assets under Environmental Laws, but excluding any Environmental Condition or other environmental matter at or on any off-site location that is caused by materials generated or removed from the Oil and Gas Assets that were transported away from the Oil and Gas Assets and disposed of, handled, or transported to such off-site locations prior to Closing.

        Any of the foregoing Losses in this Section 10.3, a "Seller Indemnification Claim."

        10.4    Casing Indemnity.    Seller shall indemnify, defend, and hold harmless the Buyer Indemnified Parties from and against any and all Losses imposed upon or incurred by any Buyer Indemnified Party after Closing as a result of any Well failing an Integrity Test conducted by Buyer prior to the Closing Date.

        10.5    Limitation as to Time.    No Indemnifying Party shall be liable for any Losses that are indemnifiable under this Article X unless a written claim for indemnification under this Agreement is delivered by the Indemnified Party to the Indemnifying Party with respect thereto prior to the expiration of the applicable survival period set forth in Article XI.

        10.6    Sole and Exclusive Remedy.    Buyer and Seller acknowledge and agree that, after the Closing, notwithstanding any other provision of this Agreement to the contrary, the sole and exclusive remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to claims for Losses or otherwise, in connection with, arising out of or resulting from a breach of this Agreement shall be in accordance with, and limited solely to indemnification under, the provisions of this Article X. Without limiting any of Buyer's rights under this Agreement or in any agreement executed in connection with the transaction contemplated hereunder, effective as of Closing, Buyer, on its own behalf and on behalf of its Affiliates, hereby releases, remises and forever discharges Seller and all such parties' stockholders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, Losses, costs, liabilities, interest, or causes of action whatsoever, in Law or in equity, known or unknown, which Buyer or its Affiliates might now or subsequently may have, based on, relating to or arising out of this Agreement, information provided by Seller or their designees relating to the Oil and Gas Assets, the ownership, use or operation of the Oil and Gas Assets, or the condition, quality, status or nature of the Oil and Gas Assets, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, any analogous provisions of state law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by Seller.

        10.7    Third Party Claims.

        (a)   Promptly after receipt by any Indemnified Party of notice of the commencement or assertion of any action, proceeding, demand, claim or investigation by a third party or circumstances which, with the lapse of time, such Indemnified Party believes is likely to give rise to an action, proceeding, demand, claim or investigation by a third party (an "Asserted Liability") that may result in a Loss, such Indemnified Party shall give written notice thereof (the "Claims Notice") to the Indemnifying Parties. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered.

        (b)   The Indemnifying Parties shall be, subject to the limitations set forth in this Section 10.7, entitled to assume control of and appoint lead counsel for such defense; provided, however, that the Indemnifying Parties shall not have the right to assume control of the defense of any Asserted Liability (i) to the extent that the object of such Asserted Liability is to obtain an injunction, restraining order, declaratory relief or other non-monetary relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party, or (ii) if the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party and an Indemnifying Party and the former shall have been advised in writing by counsel (with a copy to the Indemnifying Parties) that there are one or more legal or equitable defenses available to them that are different from or additional to those available to the Indemnifying Party; provided, further, that to exercise such rights an Indemnifying Party must give notice to the Indemnified Party within 30 days after receipt of any such Claims Notice whether it is assuming control of and appointing lead counsel for such defense. If an Indemnifying Party does not give such notice within such 30-day period or either proviso in this Section 10.7 applies, then the Indemnified Party shall have the right to assume control of the defense thereof at the cost and expense of the Indemnifying Parties, subject to the limitations of liability and other limits set forth in this Article X.

        (c)   If the Indemnifying Parties shall assume the control of the defense of the Asserted Liability in accordance with the provisions of this Section 10.7, (i) the Indemnifying Parties shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability if the settlement does not unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Asserted Liability or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate, at its own cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose. The fees, costs and expenses of any such separate counsel to the Indemnified Party pursuant to this Section 10.7 shall be paid by the Indemnified Party; provided, however, that the Indemnifying Parties shall pay the fees, costs and expenses of such counsel if (x) the employment of separate counsel shall have been authorized in writing by the Indemnifying Parties in connection with the defense of such Asserted Liability or (y) the Indemnified Party's legal counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Parties, that a material conflict of interest exists that would make it inappropriate under applicable standards of professional conduct to have common counsel, subject to the limitations of liability and other limits set forth in this Article X.

        (d)   If the Indemnified Party shall assume the control of the defense of any Asserted Liability in accordance with the provisions of this Section 10.7, (i) the Indemnified Party shall obtain the prior written consent of the Indemnifying Parties before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability and (ii) any Indemnifying Party shall be entitled to participate, at its cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.

        (e)   Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Asserted Liability and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

        10.8    Direct Claims.    In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 10.7 because no Asserted Liability is involved (a "Direct Action"), the Indemnified Party shall notify the Indemnifying Parties in writing of any Losses that such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in this Article X, the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially and adversely prejudices the position of the Indemnifying Parties with respect to such claim.

        10.9    Deductible and Liability Cap.    Notwithstanding anything herein to the contrary, Seller shall have no liability to indemnify the Buyer Indemnified Parties under Section 10.2(i) until the aggregate Losses for which the Buyer Indemnified Parties seek indemnity under Section 10.2(i) exceed one and one-half percent (1.5%) of the Purchase Price and then only to the extent such Losses exceed such amount. In no event shall Seller have any liability or obligation under Section 10.2(i) with respect to any Losses suffered by the Buyer Indemnified Parties, in the aggregate, in excess of the Cap Amount, except for any such Losses under Section 3.8 which shall not be subject to such Cap Amount.

        10.10    Waiver of Certain Damages.    Each of the parties hereto expressly waives and agrees not to, and to cause it Affiliates not to, seek indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind with respect to any dispute arising under, related to, or in connection with this Agreement or breach hereof or the transactions contemplated hereby, except to the extent any party or its Affiliates suffers such damages (including costs of defense and reasonable attorneys' fees incurred in connection with defending against such damages) to a Third Party in connection with a claim by a Third Party, which damages (including costs of defense and reasonable attorneys' fees incurred in connection with defending against such damages) shall not be excluded by this provision as to the recovery hereunder.

        10.11    Express Negligence.    Without limiting or enlarging the scope of the indemnification obligations set forth in this Agreement, to the fullest extent permitted by Law, an Indemnified Party shall be entitled to indemnification hereunder in accordance with the terms hereof, regardless of whether the indemnifiable loss giving rise to any such indemnification obligation arises out of or results from the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of any Law of or by any such Indemnified Party.

ARTICLE XI
SURVIVAL OF REPRESENTATIONS, WARRANTIES,
COVENANTS AND AGREEMENTS

        11.1    Survival of Representations and Warranties. The representations and warranties contained in Article III herein shall expire and have no further force and effect on the 180th day following the Closing Date, except that the representations and warranties in Section 3.8 shall survive for the applicable statute of limitations. The representations and warranties contained in Article IV herein shall survive the Closing without any contractual limitation of survival.

        11.2    Survival of Covenants. The post-closing covenants and agreements of Buyer and Seller contained in this Agreement hereof shall survive Closing for (a) the time period(s) set forth in the respective Sections contained in this Agreement, or (b) if no time period is specified, without any contractual limitation on the period of survival.

ARTICLE XII
TERMINATION

        12.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Closing by:

          (a)   mutual written consent of Seller and Buyer;

          (b)   Seller if there shall have been a breach by Buyer of any of the representations, warranties, covenants or agreements of Buyer set forth in this Agreement, which breach would result in the failure to satisfy the conditions set forth in Section 7.1, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured by the earlier to occur of the Outside Termination Date or twenty (20) days after written notice thereof shall have been received by Buyer;

          (c)   Buyer if there shall have been a breach of any of the representations, warranties, covenants or agreements of Seller set forth in this Agreement, which breach would result in the failure to satisfy the conditions set forth in Section 6.1, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured by the earlier to occur of the Outside Termination Date or twenty (20) days after written notice thereof shall have been received by Seller;

          (d)   Seller or Buyer if the Closing shall not have occurred on or before June 15, 2006 (the "Outside Termination Date");

provided, however, that no party shall have the right to terminate this Agreement pursuant to clause (b), (c) or (d) above if such party is at such time in material breach of any provision of this Agreement; provided, further, that Seller shall not be deemed in breach of any representations or warranties under this Agreement for the purposes of the foregoing if the condition set forth in Section 6.1 is capable of being satisfied, and Buyer shall not be deemed in breach of any representations or warranties under this Agreement for purposes of the foregoing if the condition set forth in Section 7.1 is capable of being satisfied.

        12.2    Liability Upon Termination. If this Agreement is terminated pursuant to any provision of Section 12.1 hereof, then, except as provided in Section 1.2, and except for the last sentence of Section 2.1(d) and the provisions of Section 5.1, Section 12.2 and Article XIV, this Agreement shall forthwith become void and the parties shall have no liability or obligation hereunder; provided, however, that no such termination shall relieve any party from liability for any willful breach of any covenant provided herein (except as provided in Section 2.1(d).

ARTICLE XIII
DEFINITIONS OF CERTAIN TERMS

        In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, both for purposes of this Agreement and all Exhibits hereto and any Disclosure Schedule:

        "Affected Well" shall have the meaning given such term in Section 8.2(e)(iv).

        "Affiliate" shall mean, with respect to any specified Person, any Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purpose of the immediately preceding sentence, the term "control" means the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

        "Agreement" shall have the meaning given such term in the introduction to this Agreement.

        "Allocated Value," with respect to any Oil and Gas Asset, shall mean the amount set forth on Exhibit B under the column "Allocated Value" for such Oil and Gas Asset.

        "Applicable Contracts" shall mean all Leases; joint operating agreements; oil, gas, liquids, casinghead gas and condensate purchase, sales, processing, gathering, treatment, compression, and transportation agreements; farm-out or farm-in agreements; joint venture, limited or general partnerships; dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; area of mutual interest agreements; water treatment, water disposal, and other water management agreements; servicing contracts, easement and right-of-way agreements; easements, rights-of-way, permits, licenses, servitudes or other interests appertaining to the Leases; and all other executory contracts and agreements relating, in each case listed above, to the Oil and Gas Assets. Applicable Contracts include all contracts set forth on Schedule 3.9.

        "Asserted Liability" shall have the meaning given such term in Section 10.7.

        "Assignment" means the Assignment, Conveyance, and Bill of Sale from Seller to Buyer, conveying the Oil and Gas Assets, substantially in the form attached to this Agreement as Exhibit A.

        "Assignment of Contracts" means an instrument transferring and assigning Seller's rights in the Applicable Contracts to Buyer, in a form acceptable to Seller and Buyer.

        "Assumed Obligations" shall have the meaning given such term in Section 10.1.

        "BLM" shall mean the Bureau of Land Management.

        "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Gillette, Wyoming are authorized by Law to close.

        "Buyer" shall have the meaning given such term in the introduction to this Agreement.

        "Buyer Claim Date" shall have the meaning given such term in Section 8.2(a).

        "Buyer Indemnification Claim" shall have the meaning given such term in Section 10.1.

        "Buyer Indemnified Parties" shall mean (a) Buyer; (b) its Affiliates, assigns and successors in interest; and (c) with respect to the Persons set forth in clauses (a) and (b) of this definition, each of their respective stockholders, members, partners, directors, officers, employees, agents, attorneys and representatives.

        "Buyer's Representatives" shall have the meaning given such term in Section 2.1.

        "Cap Amount" shall mean an amount equal to fifteen percent (15.0%) of the Purchase Price.

        "Casualty" shall have the meaning given such term in Section 8.2(i).

        "Claims Notice" shall have the meaning given such term in Section 10.7.

        "Closing" shall have the meaning given such term in Section 1.1(d).

        "Closing Date" shall have the meaning given such term in Section 1.1(d).

        "Closing Statement" shall have the meaning given such term in Section 1.4.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Confidentiality Agreement" shall mean that certain Confidentiality Agreement between Buyer and Seller.

        "Cure Period" shall have the meaning given such term in Section 8.2(b).

        "Defective Support Property" shall have the meaning given such term in Section 8.2(e)(iv).

        "Defensible Title" shall mean such title of Seller with respect to the Oil and Gas Assets that, subject to Permitted Encumbrances:

          (a)   with respect to each Well shown in or Lease shown on Exhibit B, entitles Seller to receive the Net Revenue Interest shown in Exhibit B for such Well or Lease, with respect to a Well, throughout the duration of the productive life of such Well or with respect to a Lease throughout the term of such Lease, except for (i) decreases in connection with those operations in which a Company may from and after the date of this Agreement be a non-consenting co-owner and (ii) as otherwise stated in Exhibit B;

          (b)   with respect to each Well or Lease shown on Exhibit B obligates Seller to bear the Working Interest shown in Exhibit B for such Well or for such Lease not greater than the Working Interest shown in Exhibit B for such Well or Lease, with respect to a Well without increase throughout the productive life of such Well and with respect to a Lease during the term of the Lease, except (i) increases to the extent that they are accompanied by a proportionate increase in Seller's Net Revenue Interest, and (ii) as otherwise stated in Exhibit B;

          (c)   with respect to Oil and Gas Assets other than the Leases or Wells, (i) does not restrict the ability of Seller to use such property as currently intended, and (ii) is free and clear of all Encumbrances; and

          (d)   is free and clear of all Encumbrances.

        "Direct Action" shall have the meaning given such term in Section 10.8.

        "Disclosure Schedules" shall mean the schedules attached to this Agreement.

        "Earnest Money" shall have the meaning given such term in Section 1.2(b).

        "Effective Time" shall mean 7:00 a.m. (Mountain Time) on January 1, 2006.

        "Employee" shall have the meaning given such term in Section 1.1.

        "Encumbrances" shall mean pledges, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

        "Environmental Arbitrator" shall have the meaning given such term in Section 9.1(e).

        "Environmental Condition" shall mean (a) a condition existing with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes a Oil and Gas Asset (or Seller with respect to an Oil and Gas Asset) not to be in compliance with any Environmental Law or (b) the existence with respect to the Oil and Gas Assets or the operation thereof of any environmental pollution, contamination, degradation, damage or injury for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

        "Environmental Defect" shall mean an Environmental Condition with respect to a Oil and Gas Asset discovered by Buyer prior to the Buyer Claim Date.

        "Environmental Defect Notice" shall have the meaning given such term in Section 9.1(a).

        "Environmental Laws" shall mean all Laws relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (c) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful.

        "Escrow Agent" shall have the meaning set forth in Section 1.2(b).

        "Escrow Agreement" shall mean the Escrow Agreement entered into among Seller, Buyer and Escrow Agent of even date herewith.

        "Excluded Assets" shall mean (a) all of Seller's corporate minute books, financial records, and other business records that relate to Seller's business generally (including the ownership and operation of the Oil and Gas Assets); (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Oil and Gas Assets with respect to any period of time prior to the Effective Time; (c) all rights and interests of Seller that relate to periods of time prior to the Effective Time (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property; (d) all personal computers and associated peripherals and all personal radio and telephone equipment; (e) all of Seller's proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (f) documents prepared or received by Seller with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Oil and Gas Assets, (iii) analyses by Seller of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its representatives, and any prospective purchaser other than Buyer and (v) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers, or the transactions contemplated in this Agreement; (g) any offices, office leases or personal property located on such sites which are not directly related to any one or more of the Oil and Gas Assets; and (h) all of Seller's Employee Benefit Plans, including all rights and assets related thereto.

        "Governmental Bonds" shall have the meaning given such term in Section 5.6.

        "Governmental Entity" shall mean any national, state or local government or any subdivision thereof or any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Guaranty Agreement" means a Guaranty Agreement in the form of Exhibit D from M. John Kennedy guaranteeing the obligations of Seller under this Agreement.

        "Hazardous Substances" shall mean any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 9.1(f).

        "Hydrocarbons" shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

        "Indemnified Party" means the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be.

        "Indemnifying Party" means Buyer in the case of any Seller Indemnification Claim, or Seller in the case of any Buyer Indemnification Claim.

        "Individual Environmental Threshold" shall have the meaning given such term in Section 9.1(d).

        "Individual Title Defect Threshold" shall have the meaning given such term in Section 8.2(f).

        "Integrity Test" means, with respect to a Well, a test conducted by Buyer or its designee during the Interim Period to confirm the integrity of the casing and wellbore of such Well in accordance with the rules and regulations of the Wyoming Oil and Gas Commission and good industry practice.

        "Interim Period" shall mean that period of time commencing with the Effective Time and ending at 11:59 p.m. (Mountain Time) on the day immediately preceding the Closing Date.

        "Knowledge" shall mean the actual knowledge after reasonable inquiry of M. John Kennedy, Ruth M. Reile and Juli Pierce.

        "Law" shall mean any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, order, judgment, writ, injunction or decree enacted, adopted, issued or promulgated by any Governmental Entity.

        "Leases" shall have the meaning given such term in the definition of Oil and Gas Assets in this Article XIII.

        "Liabilities" shall mean any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys' fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.

        "Losses" shall mean any and all claims, demands, suits, proceedings, judgments, losses, charges, penalties, and fees, costs and expenses (including reasonable attorneys' fees and expenses) sustained, suffered or incurred by any Indemnified Party in connection with, or related to, any matter which is the subject of indemnification under Article X provided, however, that in computing the amount of any Losses for purposes of determining the liability of any Indemnifying Party under Article X, the amount of any Tax benefit actually used by the Indemnified Party in the calendar year in which such Loss is asserted to reduce Taxes arising from the incurrence or payment of any such Losses shall be deducted from such Losses.

        "Material Adverse Effect" shall mean a material adverse effect on the ownership, operations, or value of any of the Oil and Gas Assets or a material adverse effect on the ability of a Seller to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: (a) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Seller due to the announcement or pendency of the transactions contemplated by this Agreement; (b) any effect resulting from changes in general industry, market, economic, capital markets or financial conditions in the area in which the Oil and Gas Assets are located, the United States or worldwide; (c) any effect resulting from a change in Laws from and after the date of this Agreement; (d) any reclassification or recalculation of reserves in the ordinary course of business; (e) any changes in the prices of Hydrocarbons; (f) natural declines in well performance; and (g) the outbreak or escalation of hostilities or war, the declaration of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism.

        "MMS" shall mean the Minerals Management Service.

        "Net Revenue Interest", with respect to any Well, shall mean the interest in and to all Hydrocarbons produced, saved, and sold from or allocated to such Well, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out of production therefrom.

        "NORM" shall mean naturally occurring radioactive material.

        "Oil and Gas Assets" shall mean (other than the Excluded Assets) all of Seller's rights, titles and interests in, to and under lands, leases and wells, including all of Seller's working interests, operating rights, mineral interests, overriding royalty interests, reversionary interests, net profits interests, net revenue interests, and any other similar or dissimilar interests, the undivided interests therein and the underlying oil, gas and mineral leasehold estates associated therewith, as to all depths from the surface of the earth to the base of the Fort Union formation, and sixty-five percent (65%) of Seller's rights, titles and interests in, to and under lands, leases and wells, including all of Seller's working interests, operating rights, mineral interests, overriding royalty interests, reversionary interests, net profits interests, net revenue interests, and any other similar or dissimilar interests, the undivided interests therein and the underlying oil, gas and mineral leasehold estates associated therewith as to all depths below the base of the Fort Union Formation, together with rights in any pooled or unitized acreage by virtue of any lands covered by the Leases being a part thereof, in each case as described in Exhibit B hereto including, but not limited to, all of Seller's rights, titles and interests in, to, under and derived from:

          (d)   the oil, gas, and mineral leases and other mineral leases and the leasehold estates created thereby described in Exhibit B hereto (collectively, the "Leases"), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Leases being a part thereof, all production from the pool or unit allocated to any such Leases, and all interests in any wells within the pool or unit associated with the Leases;

          (e)   the equipment and other personal and mixed property (including liquid hydrocarbon inventory in tanks), improvements, easements, rights-of-way, permits, licenses, servitudes and any other estates situated in or upon, or used or useful, or held for future use in connection with the exploration, development and production of oil, gas and other minerals, sulfur, associated gas from any of the Leases, or the treatment, storage or transportation of such substances therefrom, including wells, casing, tubing, derricks, tanks, batteries, boilers, separators, rods, dehydrators, compressors, pumps, flow lines, water lines, gas lines, buildings, field offices, fixtures, machinery, gas production, gathering or processing equipment, systems or pipelines, gas marketing systems or pipelines, power lines, telephone and telegraph lines, and all other fixtures and improvements, located on or used in connection with the Leases or lands pooled therewith or located thereon as of the Effective Time;

          (f)    all Applicable Contracts;

          (g)   to the extent they may be assigned, all easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests exclusively applicable to, or exclusively used in connection with, any or all of the above-described interests;

          (h)   all Records;

          (i)    all oil, gas and associated liquid and gaseous hydrocarbons stored upon or produced from the Leases from and after the Effective Time;

          (j)    all seismic, geological and geophysical data relating to the Oil and Gas Assets, if any.

        "Operating Agreement" means a joint operating agreement (using the A.A.P.L. Form 610-1989, Model Form Operating Agreement) covering the interests of Buyer and Seller in the Leases as they relate to depths below the Ft. Union Coal formation.

        "Operating Expenses" shall have the meaning give such term in Section 1.1(c).

        "Transfer of Operating Rights" shall be the approved form of that name used to transfer operating rights under a Federal lease in the oil and gas records of the Bureau of Land Management.

        "Outside Termination Date" shall have the meaning given such term in Section 12.1(d).

        "Permitted Encumbrances" shall mean:

          (a)   lessor's royalties, non-participating royalties, overriding royalties, reversionary interests, and similar burdens upon, measured by, or payable out of production if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of Seller in any Well to an amount less than the Net Revenue Interest set forth on Exhibit B for such Well or with respect to a Lease listed therein and do not obligate Seller to bear a Working Interest for such Well in any amount greater than the Working Interest set forth on Exhibit B for such Well or for such Lease (unless the Net Revenue Interest for such Oil and Gas Asset is greater than the Net Revenue Interest set forth on Exhibit B in the same proportion as any increase in such Working Interest);

          (b)   liens for Taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

          (c)   conventional rights of reassignment;

          (d)   such Title Defects as Buyer may have waived;

          (e)   all applicable Laws, and rights reserved to or vested in any Governmental Entity;

          (f)    rights of a common owner of any interest in rights-of-way or easements currently held by a Company and such common owner as tenants in common or through common ownership;

          (g)   easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Oil and Gas Assets for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment which do not materially impair the use of any of the Oil and Gas Assets as currently owned and operated;

          (h)   zoning and planning ordinances and municipal regulations;

          (i)    vendors, carriers, warehousemen's, repairmen's, mechanics, workmen's, materialmen's, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller;

          (j)    liens created under leases and/or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

          (k)   any encumbrance affecting the Oil and Gas Assets which is expressly assumed, bonded or paid by Buyer at or prior to Closing or which is discharged by Seller at or prior to Closing;

          (l)    any matters referenced on Exhibit B;

          (m)  production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; farm-out or farm-in agreements; participation agreements, unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing and deferred production agreements; plant agreements; production handling agreements; processing agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements, and other contracts and use restrictions (in each case) only to the extent the same (i) are listed in Schedule 3.9 and are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business and (ii) do not operate to reduce the "Net Revenue Interest" of the Oil and Gas Assets in and to any Well or Lease to less than the amount set forth in Exhibit B for such Well or for such Lease or increase the "Working Interest" of the Oil and Gas Assets in and to any Well or Lease to greater than the amount set forth in Exhibit B for such Well or for such Lease (without a corresponding increase in the "Net Revenue Interest" for such Well); and

          (n)   the Leases and other minor defects and irregularities affecting the Oil and Gas Assets that individually or in the aggregate are not such as to materially interfere with the operation or use of any of the Oil and Gas Assets (as currently owned and operated), do not reduce the Net Revenue Interest of Seller in any Well or Lease to an amount less than the Net Revenue Interest set forth on Exhibit B for such Well or for such Lease and do not obligate Seller to bear a Working Interest for such Well or Lease in any amount greater than the Working Interest set forth on Exhibit B for such Well or for such Lease (unless the Net Revenue Interest for such Oil and Gas Asset is greater than the Net Revenue Interest set forth on Exhibit B or in the same proportion as any increase in such Working Interest).

        "Person" shall mean a corporation, an association, a partnership, an organization, a business, an individual or a Governmental Entity.

        "Purchase Price" shall have the meaning such term is given in Section 1.2(a).

        "Records" shall include, with respect to Seller, all lease files, land files, well files, gas and oil sales contract files, gas processing files, accounting records and information relating to the production from and expenses attributable to the Oil and Gas Assets, abstracts, title opinions, well logs, cores, production data, and all other books, files and records, information, and data (including engineering, geophysical and geological data), and all rights thereto, of Seller (and its Affiliates) insofar as the same are related to any of the Oil and Gas Assets.

        "Record Title Assignment" shall mean the form approved by BLM and used to assign record title in a Federal Lease in the oil and gas records of the Bureau of Land Management.

        "Remediation" shall mean, with respect to an Environmental Condition, the implementation and completion of those remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.

        "Remediation Amount" shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of ten percent (10%)) of the cost (net to Seller's interest) of the most cost effective Remediation of such Environmental Condition.

        "Seller" shall have the meaning given such term in the introduction to this Agreement.

        "Seller" shall have the meaning given such term in the recitals to this Agreement.

        "Seller Indemnification Claim" shall have the meaning given such term in Section 10.3.

        "Seller Indemnified Parties" shall mean (a) Seller; (b) its Affiliates, family members, assigns and successors in interest; and (c) with respect to the Persons set forth in clauses (a), (b) and (c) of this definition, each of their respective stockholders, members, partners, directors, officers, employees, agents, attorneys and representatives.

        "Seller Prorated Taxes" shall mean an amount equal to any unpaid ad valorem tax liability related to the Oil and Gas Assets for periods prior to the Effective Time, including assessed pursuant to Sections 39-14-202 and 39-14-207 of the Wyoming Statues 1977 for periods prior to the Effective Time.

        "Taxes" shall mean income, profits, franchise, withholding, employment, social security, disability, occupation and similar taxes and assessments, and ad valorem, property, production, excise, severance, windfall profit and similar taxes and assessments based upon or measured by the ownership or property or the production or removal of hydrocarbons or the receipt of proceeds therefrom, together with any interest and penalties with respect thereto.

        "Third Party" shall mean any Person other than a party to this Agreement or an Affiliate of a party to this Agreement.

        "Threshold Deductible" shall mean an amount equal to $250,000.00.

        "Title Arbitrator" shall have the meaning given such term in Section 8.2(g).

        "Title Defect" shall mean any lien, charge, Encumbrance, defect, or other matter that causes Seller not to have Defensible Title in and to the Oil and Gas Assets as of the Closing; provided that the following shall not be considered Title Defects:

          (i)    defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides reasonable evidence that such failure or omission may result in another Person's superior claim of title to the relevant Oil and Gas Asset;

          (ii)   defects arising out of lack of a survey, unless a survey is expressly required by applicable Laws;

          (iii)  defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person's superior claim of title to the relevant Oil and Gas Asset;

          (iv)  defects based on a gap in a Company's chain of title in the BLM or MMS records as to federal Leases, in the state's records as to state Leases, or in the county records as to other Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman's title chain which documents shall be included in a Title Defect Notice;

          (v)   defects that have been cured by applicable Laws of limitations or prescription; and

          (vi)  any Encumbrance or loss of title resulting from the Seller's conduct of business after the Closing in compliance with this Agreement.

        "Title Defect Amount" shall have the meaning given such term in Section 8.2(c).

        "Title Defect Notice" shall have the meaning given such term in Section 8.2(a).

        "Title Defect Property" shall have the meaning given such term in Section 8.2(a).

        "Wells" shall mean the wells included in the Oil and Gas Assets, including those Wells that are set forth in Exhibit B.

        "Working Interest," with respect to any Well, shall mean the interest in and to such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development operations and plugging and abandoning on or in connection with such Well, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of production therefrom.

ARTICLE XIV

MISCELLANEOUS

        14.1    Notices. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (a) in person, (b) by courier, (c) by overnight delivery service with proof of delivery, (d) by prepaid registered or certified first-class mail, return receipt requested, in each such case addressed to the respective party at the address set forth below, or (e) if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

If to Seller or (before the Closing) to:

700 West 6th Street
Gillette, Wyoming 82716
Attention: M. John Kennedy
Facsimile: (307) 682-6060
Telephone: (307) 682-3107

With a copy to:

Brown, Drew & Massey, LLP
159 N. Wolcott, Suite 200
Casper, Wyoming 82601
Attention: Morris R. Massey
Facsimile: (307) 265-8025
Telephone: (307) 234-1000

If to Buyer, to:

Pinnacle Gas Resources, Inc.
One East Alger Street, Suite 206
Sheridan, Wyoming 82801
Attention: Peter Schoonmaker
Facsimile: (307) 673-9711
Telephone: (307) 673-9710

With a copy to:

Andrews Kurth LLP
600 Travis Street
Houston, Texas 77002
Attention: Hal Haltom
Facsimile: (713) 220-4295
Telephone: (713) 220-4109

or to such other address or facsimile number and to the attention of such other Person as either party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.

        14.2    Assignment and Successors. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party. This Agreement shall inure to the benefit of, be binding upon and be enforceable by the parties hereto and their respective successors and permitted assigns.

        14.3    Entire Agreement; Amendment. This Agreement, the Exhibits hereto, and the Disclosure Schedules hereto constitute the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersede all prior representations, endorsements, premises, agreements, memoranda communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the parties relating to the subject matter hereof. This Agreement (or any provision hereof) may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of each of Buyer and Seller.

        14.4    Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the internal laws of the State of Wyoming, without regard to choice of law rules.

        14.5    Waiver. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

        14.6    Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        14.7    No Third Party Beneficiaries. Buyer Indemnified Parties and Seller Indemnified Parties that are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement. Except as provided in the immediately preceding sentence, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        14.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or other copy of a signature, including execution and delivery of this Agreement by electronic exchange bearing the copies of a party's signature, shall be deemed an original for purposes of this Agreement.

        14.9    Headings. The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement.

        14.10    Negotiated Transaction. The provisions of this Agreement were negotiated by the parties hereto, and this Agreement shall be deemed to have been drafted by all of the parties hereto.

        14.11    Expenses and Taxes.

          (a)   Except as otherwise specifically herein provided, all fees, costs and expenses incurred by Buyer and Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same.

          (b)   All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Oil and Gas Assets to Buyer shall be borne by Buyer. Seller shall assume responsibility for, and shall bear and pay, all federal income taxes, state income taxes, and other similar taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement. Seller shall assume responsibility for, and shall bear and pay, all state sales and use taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement. Buyer shall be responsible for payment to the taxing authorities of all ad valorem and property taxes for the current year.

        14.12    Record Retention. Buyer, for a period of five (5) years following the Closing, will (a) retain the Records and (b) provide Seller with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller's expense; and (c) provide Seller and their officers, employees and representatives with access, during normal business hours, to materials received or produced after the Closing relating to any indemnity claim made under Article X of this Agreement for review and copying at Seller's expense.

        14.3    Disclosure Schedules.

          (a)   Notwithstanding anything to the contrary contained in this Agreement or in any of the Disclosure Schedules, disclosure of any fact or item in any Disclosure Schedule shall not be deemed to constitute an admission that such fact or item is material or required to be disclosed for purposes of this Agreement. The headings, if any, of the individual sections of each of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.

          (b)   The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedules is not intended, and shall not be deemed to be, an admission or acknowledgement of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

[Remainder of page is intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLER: KENNEDY OIL
By:	/s/ M. JOHN KENNEDY
Name:	M. John Kennedy
Title:	President
BUYER: PINNACLE GAS RESOURCES, INC.
By:	/s/ PETER G. SCHOONMAKER
Name:	Peter G. Schoonmaker
Title:	CEO

QuickLinks

  Exhibit 10.5
PURCHASE AND SALE AGREEMENT between KENNEDY OIL and PINNACLE GAS RESOURCES, INC.
Table of Contents
PURCHASE AND SALE AGREEMENT
ARTICLE XI SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS
ARTICLE XII TERMINATION
ARTICLE XIII DEFINITIONS OF CERTAIN TERMS
ARTICLE XIV MISCELLANEOUS